EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

The Board of Directors

El Paso Electric Company:

We consent to the incorporation by reference in the registration statements (Nos. 333-17971, 333-82129, 333-123646, and 333-142557) on Form S-8 of El Paso Electric Company of our report dated February 28, 2008, with respect to the consolidated balance sheets of El Paso Electric Company and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive operations, changes in common stock equity, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of El Paso Electric Company. Our report on the consolidated financial statements refers to changes in the Company’s accounting for asset retirement obligations in 2005, defined benefit pension and other postretirement plans and share-based payments in 2006, and uncertainty in income taxes in 2007.

KPMG LLP

Houston, Texas

February 28, 2008

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